UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013

Ciber, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On July 30, 2013, Ciber, Inc. (the “Company”) issued a press release relating to the Company’s earnings for the second quarter of 2013 (the “Earnings Release”).  A copy of the Earnings Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.  The information furnished under this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

In connection with the issuance of the Earnings Release, the Company is holding a public conference call and webcast on July 30, 2013 at 3 p.m. Mountain Time.  Information regarding access to the conference call and webcast is set forth in the Earnings Release.

Item 2.05.  Costs associated with Exit or Disposal Activities.

On July 30, 2013, we approved a restructuring plan primarily focused on our International operations (“the 2013 Plan”).  The goal of the 2013 Plan is to improve utilization, strategically engage our lower-cost off-shore and near-shore resources, and centralize management of administrative functions in key markets to leverage shared services functions.  We expect the restructuring to impact approximately 190 employees.  The 2013 Plan will commence in the third quarter of 2013 and is expected to be completed in the first half of 2014.  We estimate the total amount of the restructuring charges for the 2013 Plan will be approximately $13 million, substantially all of which will be cash.  The charges associated with the 2013 Plan are substantially all related to personnel severance and related employee benefit costs.  We expect the 2013 Plan will result in pre-tax net savings of approximately $12 million in 2014 and each year thereafter.

Item 9.01(d).  Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 30, 2013 Reporting Second Quarter 2013 Results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.

Date: July 30, 2013	By:	/s/ Claude J. Pumilia
Claude J. Pumilia
Chief Financial Officer, Executive Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 30, 2013 Reporting Second Quarter 2013 Results.